Exhibit 23.2

Assentsure PAC UEN – 201816648N 180B Bencoolen Street 03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 of our report dated May 2, 2025, relating to the consolidated financial statements of AirNet Technology Inc., appearing in its Annual Report on Form 20-F for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Assentsure PAC

Singapore

June 23, 2025